                           File No. 70-9417



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM U-1



APPLICATION/DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935




NEW ENGLAND ELECTRIC SYSTEM
METROWEST REALTY LLC

(Name of companies filing this statement)



25 Research Drive
Westborough, Massachusetts 01582

(Address of principal executive offices)




NEW ENGLAND ELECTRIC SYSTEM

(Name of top registered holding company parent of applicant)




John G. Cochrane     Kirk L. Ramsauer
Treasurer          Deputy General Counsel
25 Research Drive     25 Research Drive
Westborough, MA 01582     Westborough, MA 01582

(Names and addresses of agents for service)
        Form U-1 Application/Declaration dated November 4, 1998 (Commission's
File No. 70-9417), as amended, was declared effective by Order of the Commission dated January 27, 1999 (HCAR No. 26969). The
Application/Declaration has been amended by Post-Effective Amendments Nos. 1 and 2 and is hereby further amended by adding the following:

Item 1, Description of Proposed Transactions in Post Effective Amendment Nos. 1 and 2 is amended by adding the following:

     EWG or FUCO OWNERSHIP
     ---------------------

     Neither NEES nor any of its subsidiaries has an ownership interest in an exempt wholesale generator (EWG) or a foreign utility company (FUCO) as defined in Sections 32 and 33 of the 1935 Act. Additionally, neither NEES nor any subsidiary thereof is a party to, or has any rights under, a service, sales, or construction agreement with an EWG or FUCO. NEES and the subsidiaries thereof shall comply with the requirements of Rules 53 and 54 of the Act in connection with EWG and FUCO acquisitions and financings. Further, any capital contribution to any Property Company will not be used for the acquisition of an interest in an EWG or a FUCO.


Item 3. Applicable Statutory Provisions is amended by deleting the language added by Post Effective Amendment No. 2 and replacing it with the following:

     The real estate transactions among NEES' other associate companies and the Property Companies are subject to Section 12(f) of the Act.

      SIGNATURE
---------

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 3 to Form U-1 Application/Declaration (Commission's File No. 70-9417) to be signed on its behalf, as indicated by the undersigned officer thereunto duly authorized.


     NEW ENGLAND ELECTRIC SYSTEM


        s/ Cheryl A. LaFleur
     By
        Cheryl A. LaFleur
        Senior Vice President, General Counsel and
        Secretary



     METROWEST REALTY LLC


        s/ Kirk L. Ramsauer
     By
        Kirk L. Ramsauer
        Deputy General Counsel

Date:  August 26, 1999



The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.